EXHIBIT F




                   [ON LETTERHEAD OF BARBARA J. SWAN, ESQUIRE]


                                  June 25, 2004


Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C.  20549

          RE:  INTERSTATE POWER AND LIGHT COMPANY - FORM U-1
               APPLICATION/DECLARATION (FILE NO. 70-9375)

Dear Sirs:

     I refer to Post-Effective Amendment No. 7 to the Form U-1 Application/Declaration (the "Application") under the Public Utility Holding Company Act of 1935, as amended (the "Act"), filed with the Securities and Exchange Commission (the "Commission") on June 25, 2004, by Interstate Power and Light Company ("IP&L"), a wholly-owned subsidiary of Alliant Energy Corporation, a registered holding company. I have acted as counsel for IP&L in connection with the Application.

     In the Application, IP&L is requesting authority for the period through December 31, 2004, to issue and sell long-term debt securities and enter into agreements with respect to the issuance of tax-exempt bonds and to engage in interest rate hedging transactions.

     In connection with this opinion, I have examined original, certified, or conformed copies of all such corporate records, agreements, instruments, and documents of IP&L, and certificates of public officials and officers of IP&L, and have made such other investigations as I have deemed necessary or appropriate for the purpose of rendering this opinion. In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity to originals of all documents submitted to me as conformed copies.

     The opinions expressed below with respect to the proposed transactions are subject to the following assumptions and conditions:

      (a) The proposed transactions shall have been duly authorized and approved, to the extent required by the governing documents and applicable state laws, by the Board of Directors of IP&L.

      (b) The Commission shall have duly entered an appropriate order with respect to the proposed transactions as described in the Application granting and permitting the Application to become effective under the Act and the rules


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and regulations thereunder and the proposed transactions are consummated in accordance with the Application and said order.

      (c) IP&L shall have obtained all consents, waivers and releases, if any, required for the proposed transactions under all applicable governing corporate documents, contracts, agreements, debt instruments, indentures, franchises, licenses, and permits.

      (d) No act or event other than as described herein shall have occurred subsequent to the date hereof which would change the opinions expressed above.

      (e) The consummation of the proposed transactions shall be conducted under my supervision and all legal matters incident thereto shall be satisfactory to me, including the receipt in satisfactory form of opinions of other counsel qualified to practice in jurisdictions in which I am not admitted to practice, as I may deem appropriate.

      Based on the foregoing, and subject to the assumptions and conditions set forth herein, and having regard to legal considerations which I deem relevant, I am of the opinion that, in the event the proposed transactions are consummated in accordance with the Application:

      1. All state laws applicable to the proposed transactions will have been complied with;

      2. IP&L is validly organized and duly existing under the laws of its state of incorporation;

      3. The various debt instruments and agreements with respect to tax-exempt bonds to be issued by IP&L as part of the proposed transactions will be valid and binding obligations of IP&L in accordance with the terms of such instruments and guarantees;

      4. The consummation of the proposed transactions will not violate the legal rights of the holders of any securities issued by IP&L or its subsidiaries.

      I hereby consent to the use of this opinion in connection with the Application. The opinions given herein are intended solely for the benefit of the Commission and may not be relied upon by any other person.

                                         Sincerely,



                                         /s/ Barbara J. Swan